                                                                  EXHIBIT 10.54

                                                                   July 2, 1996

Sandra Nusinoff Lehrman, MD
60 Watch Hill
East Greenwich, RI 02818-1677

Dear Sandra:

        This letter will confirm our understanding regarding your employment by CytoTherapeutics, Inc. (the "Company") as President and Chief Operating Officer.

        1. Joining the Company. You will begin your employment with the Company on the Starting Date, which will be July 22, 1996, unless we mutually agree on an alternative Starting Date.

        2. Position and Duties. As President and Chief Operating Officer, you will devote your full business time and best efforts to the advancement of the Company's interests and to the performance of your duties and responsibilities on the behalf of the Company, as these may be designated from time to time by the Company's Chief Executive Officer. Those duties and responsibilities may include without limitation various matters related to the Company's research and development programs and clinical trials; the establishment by the Company of, and performance under, corporate partnerships and other similar arrangements; relationships with outside researchers and collaborators; human resources; the execution and review of compliance with strategic, marketing and operations plans; responsibility for various financial matters; general management of the day-to-day operations of the Company and such other duties and responsibilities as may be assigned to you from time to time by the Company's Chief Executive Officer. In addition, at the first Board of Directors meeting following your employment by the Company, you shall be elected as a member of the Board of Directors of the Company (the "Board").

        3. Salary and Bonuses.

                a. Your base salary will be at the rate of $230,000 per year, subject to review and adjustment from time to time by the Board, in its sole discretion. Your base salary, as from time to time adjusted, is referred to in this letter as your "Base Salary".

                b. In addition to your Base Salary, no later than two weeks following the Starting Date, you will be paid a one-time cash bonus of $50,000. If you terminate your employment with the Company other than for "good reason" (as defined in Paragraph 7(d) within twelve (12) months of the Starting Date, you will repay such bonus to the Company. Further bonuses, if any, may be paid from time to time by the Board in its sole discretion.

        4. Stock Options. Through the Company's Stock Option Plan, and subject to the terms and conditions of such Plan, you will receive options to acquire 175,000 shares of common stock of the Company (the "Option Shares"). The exercise price of these options will be determined as follows: You will receive the maximum number of Incentive Stock Options (ISOs) as permitted by the Internal Revenue Code; the remaining options will be issued as Non-Qualified options at an option price equal to $11.00 or equal to the closing sale price on the Starting Date, whichever is lower. Subject to your continued employment by the Company, these options will vest over 48 months, as follows: (i) there will be no vesting during the first twelve months; (ii) options to acquire shares will vest on the first anniversary of your Starting Date; and (iii) options to acquire 1/48th of such Option Shares will vest each month thereafter for the next 36 months.

        5. Benefits. You will be entitled to participate in any or all employee benefit plans, medical and dental insurance plans, life insurance, disability income plans, savings plans and other benefit plans from time to time in effect for senior management of the Company generally, except to the extent that such plans are duplicative of benefits otherwise provided to you under this Agreement. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by such plan. To the extent not provided pursuant to the foregoing provisions of this Paragraph, the Company shall provide you with life insurance in an amount equal to no less than the lesser of (i) two times your base salary or (ii) $500,000, subject to any requirement of the plan to show proof of good health.

        6. Confidentiality and Restricted Activities. You agree that some restrictions on your activities during and after employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company;

                a. During your employment and thereafter, except as required by applicable law or for the proper performance of your duties and responsibilities hereunder, you shall not disclose to any other person, corporation or other entity, or use for your own benefit or gain or otherwise, any Confidential Information (as defined below). You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

                b. While your are employed by the Company and for a period of one (1) year thereafter you shall not, directly or indirectly, engage in any activity, whether as owner, partner, investor, consultant, employee, agent or otherwise, that is competitive with the business of the Company.

                c. You further agree that during your employment and for one
(1) year thereafter, you will not, directly or indirectly, attempt to hire any employee of the Company, assist in such hiring by any other person, corporation or entity, otherwise solicit, induce or encourage any employee of the Company to terminate his or her relationship with the Company.

                d. You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other such person or entity with whom you have an agreement or duty to keep in confidence information acquired by you in confidence, if any; and that you will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity, unless consented to in writing by such employer, person or entity.

                e. At the time of leaving the Company's employ, you will deliver to the Company (and not keep in your possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by you pursuant to your employment with the Company, or otherwise belonging to the Company, its successors or assigns, or containing or constituting Confidential Information.

                f. You agree that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by you of the covenants contained in this Paragraph 6, without having to post bond. In the event that any provisions of this Paragraph shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

                g. For purposes of this Agreement:

                        i. A business shall be deemed to be competitive with the Company if it engages or proposes to engage in any business activity (i) utilizing or seeking to develop technology capable of utilizing the transplantation of cells as a therapeutic agent for the diagnosis, prevention or treatment of human disease, injury or condition or (ii) in any field the Company is currently pursuing or has pursued within the previous two years.

                        ii. Confidential Information means any and all information of whatever type (including, without limitation, data, results, technology and all other information) of or relating to the Company including, without limitation, information relating to (1) the development, research, testing, production and marketing activities of the Company, (2) the products and services of the Company, (3) patients and clinical trails, (4) the costs, sources of supply and strategic plans of the Company, (5) the identity and special needs of the customers of the Company, (6) patents, trade secrets and other intellectual property and (7) people and organizations with whom the company has business relationships and those relationships. Confidential Information also includes comparable information that the Company has received or may receive in the future of or relating to third parties where the Company has a duty to keep such information confidential. Confidential Information does not, however, include information that has become publicly known and generally available other than through a wrongful act by you.

        7. Termination and Termination Benefits. Your employment with the Company is "at will", which means that either you or the Company may terminate your employment at any time, with or without cause or good reason.

                a. The Company may terminate your employment other than for "cause" at any time upon written notice to you and, in that event, (i) the Company will continue to pay you your Base Salary for the Severance Period (as defined below) or until you obtain other employment, whichever occurs first and
(ii) all options which would have become vested during such Severance Period shall be treated as vested at the time of such termination. If, under these circumstances, you obtain other employment within the

Severance Period, the Company will pay you the amount, if any, by which your Base Salary exceeds your total compensation from your new employment for the remainder of the Severance Period. The Severance Period shall be six months plus two weeks for each completed continuous year of employment with the Company, up to a maximum period of nine months. Notwithstanding any other provision of this Agreement, if the value of your Option Compensation is greater than eight times your Base Salary, the Company shall have no obligation to continue to pay your Base Salary following your termination. Option Compensation shall mean an amount equal to the sum of the following (determined, in each case, by reference to the last closing sale price of the Company's Common Stock prior to the date of your termination and including options awarded to you by the Company pursuant to this Agreement or otherwise):
(i) the aggregate spread on all your vested but unexercised in-the-money stock options; (ii) the market value of any stock of the Company obtained by you on exercise of your stock options and still held by you, less the aggregate exercise price paid by you to obtain such stock; and (iii) the proceeds realized by you on the sale of any stock obtained by you on exercise of your stock options, less the aggregate exercise price paid by you to obtain such stock. In the event that you purchase stock from the Company (other than through the Company's Employee Stock Purchase Plan, the Company's 401(K) plan or as part of and on the same terms as a public or private offering of securities to investors) or are granted stock by the Company, Option Compensation shall also include (i) an amount equal to the market value of any such stock still owned by you, less the amount paid by you for such stock and
(ii) the amount realized by you on the sale of any such stock sold by you, less the amount paid by you for such stock. For these purposes, the Company's stock shall be considered to have a "value" only if there is a market for the stock or the Company will agree to repurchase such options provided the Company has sufficient liquidity. Stock options will not continue to vest after your termination in the event of a resignation without good reason or termination with cause.

        b. The Company may terminate your employment upon written notice to you in the event that you become disabled during your employment through any illness, injury, accident or condition of either physical or psychological nature and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder for ninety (90) days during any three hundred and sixty-five calendar days. In that event, the Company will continue to pay you your Base Salary (i) for a period of six (6) months following such termination; (ii) until you obtain other employment; or (iii) until you become eligible for disability income under any disability income plan provided by the Company, whichever of these events shall occur first.

        c. The Company may terminate your employment hereunder for cause at any time upon written notice to you setting forth in reasonable detail the nature of such cause. The following as determined by the Company in its reasonable judgment, shall constitute "cause" for termination:

        (1) Your failure to perform, or material negligence in the performance of, (i) your principal duties and responsibilities to the Company (which, to the extent assigned to you, shall include those duties and responsibilities described in Section 2) or (ii) any other of your duties and responsibilities following written notice from the Company and a 10-business day opportunity to cure any curable failure or negligence;

        (2) Any misconduct by you which is substantially injurious to the business or interests of the Company;

        (3) Your violation of any federal, state or local law, regulation or other requirement applicable to the business of the Company;

        (4) Your conviction of, plea of "no contest" to, any felony; or

        (5) Any material breach by you of any provision of this Agreement.

        d. You may terminate your employment at any time, with or without good reason, upon written notice to the Company. If you terminate your employment with good reason, the Company will be obligated to you to the same extent as if the Company had terminated your employment other than for cause, and the Provisions of Paragraph 7 (a), including the acceleration of option vesting and the limitations on the Company's obligations contained therein, shall apply. The following shall constitute "good reason" for termination: material breach by the Company of any provision of this Agreement which breach continues for more than ten (10) business days following written notice from you to the Company setting forth in reasonable detail the nature of such breach.

        e. If you resign other than for good reason or your employment is terminated by the Company for cause, the Company shall have no further obligation to you other than for Base Salary earned through the date of termination. No severance pay or other benefits of any kind will be provided.

    8. Withholding. All payments and reimbursements made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

    9. Assignment. This Agreement shall inure to the benefit of the Company and any successor of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company or any division or line of business of the Company with which you are associated. The Company requires your personal services and you may not assign this Agreement.

    10. Waiver. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

    11. Severability. Should any provision of this Agreement, or portion thereof, be found invalid in any circumstance, such invalidity shall not affect any other provision or circumstance, and such provision shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law.

    12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the Chief Executive Officer.

    13. Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

        14. Entire Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your employment. This Agreement may not be changed or modified except by an agreement in writing signed by you and the Chief Executive Officer or other specifically authorized representative of the Company.

        15. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Rhode Island, without regard to principles of conflicts of law.

        16. No Conflicting Agreements. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of employment with the Company nor your anticipated service as President, Chief Operating Officer and a Director of the Company will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or any order, injunction, judgment or decree of any court or governmental authority or any court or governmental authority or any arbitration award applicable to you.

        17. Inventions. You hereby represent to the Company and agree that, except as described on Exhibit A, you have no inventions, original works of authorship, developments, improvements or trade secrets that were made by you prior to your employment with the Company and which relate to the Company's current or proposed business, products, or research and development. You will promptly make full written disclosure to the Company, hold in trust for the Company's sole right and benefit, and hereby assign to the Company or its designee, all of your right, title and interest in any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, that you may solely or jointly conceive, develop, reduce to practice or cause to be conceived or developed, or reduced to practice, during the period of time you are employed by the Company (collectively referred to as the "Inventions"). You further acknowledge that all original works of authorship made by you solely or jointly with others within the scope of your employment and protectible by copyright are "works made for hire", as that term is defined in the United States Copyright Act. You agreed to keep and maintain adequate and current records of all inventions made by you solely or jointly with others during the term of your employment with the Company. Such records will be in the form of notes, sketches, drawings or any other format that may be specified by the Company. These records will be available through, and remain the sole property of, the Company at all times. You agree to assist the Company or its designee, at the Company's expense, in every proper way, to secure the Company's rights in the Inventions and copyrights, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights, and in order to assign and convey to the Company, its successors, designees and nominees the sole and exclusive right, title, and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto, both during your employment by the Company and thereafter. In the event that the Company is unable for any reason to secure or to prosecute any patent application with respect to such Invention (including, without limitation, renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as your agents and attorney-in-fact to act for and in your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosection and issuance of patents thereon with the same legal force and effect as if executed by you. You agree that you will assist the Company in the prosecution and enforcement of the Company's intellectual property after termination of your employment, at the Company's expense.

        18. Compliance With Agreement. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement (or otherwise granted to you during the course of your employment) are conditioned on your compliance with the terms and conditions of this Agreement and the accuracy of the representations made to the Company by you herein.

        If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date of the first above written.

                                        Sincerely yours,

                                        CYTOTHERAPEUTICS, INC.



                                   By:  /s/ Seth A. Rudnick, MD
                                        -----------------------
                                        Chief Executive Officer

Accepted and agreed:



/s/ Sandra Nusinoff Lehrman, MD
-------------------------------


Date: _________________________